Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF INCORPORATION

OF

CONMED CORPORATION

FIRST. The name of the corporation is CONMED Corporation (the “Corporation”).

SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

THIRD. The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 100,500,000, of which 100,000,000 shares of the par value of $.01 per share shall be designated as common stock (“Common Stock”) and 500,000 shares of the par value of $.01 per share shall be designated as preferred stock (“Preferred Stock”).

1.    Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions, of the shares of each series of Preferred Stock, including without limitation the following:

(a)    the distinctive serial designation of such series which shall distinguish it from other series;

(b)    the number of shares included in such series;

(c)    the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)    whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)    the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f)    the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)    the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)    whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j)    any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of the State of Delaware.

2.    All Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange or acquired by exchange or otherwise) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

3.    No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for, purchase or receive, or have any preferential or pre-emptive right with respect to, any part of any new or additional issue of stock of any class or series whatsoever, or any options or warrants for such stock, or any rights to subscribe for or purchase such stock, or of securities convertible into or exchangeable for any stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise.

4.    Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized number of shares of, any other series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

5.    Except as otherwise required by the General Corporation Law of Delaware or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

6.    Except as may from time to time be required by law and except as otherwise may be provided by the Board of Directors in accordance with paragraph 1 of this Article FOURTH in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share on all matters.

7.    Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock or any series of Preferred Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of all classes of stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

8.    Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

FIFTH. All actions required or permitted to be taken by the stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of record of the outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with this Article FIFTH and applicable law, provided that no such action by written consent may be effected except in accordance with this Article FIFTH and applicable law.

1.    Request for Record Date. The record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article FIFTH. Any stockholder(s) of record seeking to have the stockholders of the Corporation authorize or take action by written consent without a meeting shall, by written notice addressed to the Secretary, delivered to the Corporation at its principal executive office and signed by holders of record at the time such notice is delivered beneficially owning shares representing in the aggregate at least twenty-five percent of the outstanding shares of capital stock of the Corporation, provided that such shares are determined to be “Net Long

Shares” (as defined in Section 1.2(b)(i) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”), request that a record date be fixed for such purpose. For purposes of this Article FIFTH, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act. Such request must contain the information set forth in paragraph (2) of this Article FIFTH. Following receipt of such request, the Board of Directors shall, by the later of (i) twenty days after the Corporation’s receipt of such request and (ii) ten days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the request relates to an action that may be taken by written consent pursuant to this Article FIFTH and applicable law, determine the validity of such request and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request required by this paragraph (1) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article FIFTH and applicable law or if no such determination shall have been made by the date required by this paragraph (1), and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (5) of this Article FIFTH; provided, that if prior action by the Board of Directors is required by applicable law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

2.    Request Requirements.

(a)    Any request required by paragraph (1) of this Article FIFTH must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to beneficially own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action, and must:

(i)    contain an agreement to solicit consents in accordance with subsection (4) of this Article FIFTH;

(ii)    describe the action proposed to be taken by written consent of stockholders (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the by-laws of the Corporation)

(iii)    contain (x) in the case of any matter (other than a director nomination) proposed to be taken by written consent of stockholders, the information required by Sections 1.13(b)(ii)(A) and (B) of the by-laws of the Corporation, and (y) in the case of any director nominations proposed to be elected by written consent of stockholders, the information required by Sections 1.13(b)(ii)(A), (C) and (D), and Section 1.14(d) of the by-laws of the Corporation;

(iv)    set forth the calculation of the requesting stockholder(s)’ Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;

(v)    include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any disposition prior to the record date set for the action by written consent of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and

(vi)    include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such written request to the Secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percentage as of the date on which such request is delivered to the Secretary.

(b)    The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation.

(c)     Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid requests represent in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the action by written consent and revoke the fixing of the record date established in connection therewith.

3.    Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent in lieu of a meeting of stockholders if (i) the request to act by written consent made pursuant to paragraph (1) of this Article FIFTH (x) does not comply with this Article FIFTH, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) any such request is received by the Corporation during the period commencing ninety days before the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than twelve months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), or (v) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called within ninety days after the request is received by the Secretary. The Board of Directors shall determine whether a record date is required to be set under this Article FIFTH.

4.    Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent from all holders of capital stock of the Corporation entitled to vote on the matter in accordance with this Article FIFTH, the by-laws of the Corporation, Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act, and applicable law.

5.    Timing of Delivery. No written consent purporting to take or authorize the taking of a corporate action (each such written consent is referred to in this paragraph (5) and in paragraph (6) of this Article FIFTH as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (6) of this Article FIFTH within sixty days of the first date on which a Consent is so delivered to the Corporation.

6.    Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until the date that is sixty days after the date of delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation or inspector as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer of the Corporation, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given their valid and duly executed consent to the taking of such action; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary or such other officer of the Corporation, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (the “Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary or such other officer of the Corporation, as the case may be, under this Article FIFTH. If, after such investigation, the Secretary, such other officer of the Corporation or the Inspectors, as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary, such other officer of the Corporation or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

7.    Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent of the stockholders except in accordance with this Article FIFTH and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article FIFTH or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with this Article FIFTH or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (6) of this Article FIFTH represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with applicable law and this Certificate of Incorporation.

8.    Challenge to Validity of Consent. Nothing contained in this Article FIFTH shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action with respect thereto (including, without limitation, the commencement, prosecution, or defense of any litigation, and the seeking of injunctive relief in such litigation).

9.    Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article FIFTH shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SEVENTH. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the by-laws of the Corporation.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended, indemnify directors and officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

TENTH. The name and mailing address of the incorporator is Daniel S. Jonas, Esq., c/o CONMED Corporation, 525 French Road, Utica, New York 13502.

ELEVENTH. The power to adopt, amend or repeal the by-laws of the Corporation shall be vested in the Board of Directors and the stockholders of the Corporation entitled to vote in the election of directors.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 16th day of April, 2020.

By	/s/ Daniel S. Jonas
Name:	Daniel S. Jonas, Esq.
Title:	Incorporator